CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	6,889,098	$6.65	$45,812,502	$5,318.83(1)

(1)                              The filing fee is being calculated and being paid pursuant to Rule 457(r) under the Securities Act of 1933, as amended, and relates to the Registration Statement on Form S-3 (file No. 333-161948) filed by the Registrant on September 16, 2009.

Prospectus supplement	Filed Pursuant to Rule 424(b)(5)
(To prospectus dated September 16, 2009)	Registration No. 333-161948

6,889,098 shares

VIVUS, Inc.

Common stock

We are offering directly to certain investors an aggregate of 6,889,098 shares of our common stock, par value $0.001 per share.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “VVUS”. On August 22, 2011, the last reported sales price of our common stock on The NASDAQ Global Select Market was $7.10 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read carefully the discussion of material risks of investing in our common stock under the headings “Risk Factors” on page S-5 of this prospectus supplement and in our Annual Report on Form 10-K for the annual period ended December 31, 2010 and in the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, which have been filed with the Securities and Exchange Commission and are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per share	Total
Public offering price	$6.65	$45,812,502

You should carefully read this prospectus supplement and the accompanying prospectus, together with the documents we incorporate by reference, before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 23, 2011

Prospectus Supplement

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents we have referred you to in the sections of this prospectus supplement entitled “Information incorporated by reference” and “Where you can find more information.”

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About this Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated September 16, 2009, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement. The information incorporated by reference is considered part of this prospectus supplement, and information we file later with the SEC may automatically update and supersede this information.

This prospectus supplement, the accompanying prospectus and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy common stock, nor do this prospectus supplement, the accompanying prospectus and any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

All references in this prospectus supplement and the accompanying prospectus to “VIVUS,” “the Company,” “we,” “us,” “our,” or similar references refer to VIVUS, Inc., and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

This prospectus supplement contains references to a number of our trademarks that are registered or are subject to pending applications or to which we have common law rights. These include, but are not limited to, the following: VIVUS® and Qnexa®. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement or the accompanying prospectus belongs to its holder.

S-ii

Prospectus Supplement Summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus and the information included in any free writing prospectus that we have authorized for use in connection with this offering. If you invest in our common stock, you are assuming a high degree of risk. See “Risk factors.”

Company overview

VIVUS, Inc. is a biopharmaceutical company, incorporated in 1991 as a California corporation and reincorporated in 1996 as a Delaware corporation, dedicated to the development and commercialization of therapeutic drugs for large underserved markets, including obesity and related morbidities, such as sleep apnea and diabetes and men’s sexual health.

The Company’s lead product in clinical development, Qnexa® is a proprietary once-a-day oral controlled release formulation of low dose phentermine and topiramate. Qnexa has completed phase 3 clinical trials for the treatment of obesity. VIVUS filed an NDA for Qnexa with the U.S. FDA in December 2009 and received a Complete Response Letter in October 2010. In December 2010, VIVUS filed a European Marketing Authorization Application for Qnexa. Obesity affects more than 400 million people worldwide and is a leading risk factor for diabetes, cardiovascular disease and stroke. Qnexa is also in phase 2 development for the treatment of type 2 diabetes, and in phase 2 development for the treatment of obstructive sleep apnea.

Recent Developments

On August 15, 2011 two abstracts were presented at the International Conference of Pharmacoepidemiology which included information on the use of topiramate during pregnancy.  The first abstract, titled, Use of Topiramate in Pregnancy and the Risk of Oral Clefts, was a retrospective study which included data from two case-control surveillance programs in North America, the Slone Epidemiology Center Birth Defects Study (BDS, 1997—2009) and the Center for Disease Control’s National Birth Defects Prevention Study (NBDPS, 1996—2007), together the “Slone Study”.  Cases were matched for birth year and geographic region.  The study compared first trimester exposure of topiramate monotherapy in infants with a major congenital malformation, or MCM, and the subset of infants with cleft lip with or without cleft palate, or CL/P, versus a group of non-malformed controls. Analyses were conducted separately on each database and on the pooled data.

There were 10,621 BDS and 23,204 NBDPS cases with MCMs, including 785 and 2,632 cases with CL/P, and 6,986 and 8,451 controls, respectively. The mothers of 5 and 10 MCM cases, 3 and 4 CL/P cases, and 2 and 4 controls, respectively, used topiramate in the first trimester. The median daily dose was 100 mg for both cases and controls (range 25 to 150 mg). There were no cases of isolated cleft palate in topiramate-exposed pregnancies. The odds ratio (95% confidence interval) for MCM was 1.2 (0.2; 13.0) in BDS and 0.9 (0.3; 4.1) in NBDPS; for CL/P it was 10.1 (1.1; 129.2) and 3.5 (0.6; 19.1), respectively. The pooled odds ratio was 1.0 (0.4; 3.2) for MCM and 5.2 (1.4; 19.5) for CL/P. Results did not change meaningfully in analyses that further matched, one by one, on folic acid intake, epilepsy, smoking and other potential confounders.  The conclusion by the authors was that these findings support the hypothesis that first-trimester use of topiramate in monotherapy may be associated with an increased risk of CL/P but not of isolated cleft palate or MCM overall.

In the second abstract, an update from the data previously reported from the North American Antiepileptic Drug Pregnancy Registry was provided.  The study population included pregnant women who enrolled in The North American Antiepileptic Drug Pregnancy Registry between 1997 and 2010. Data on antiepileptic drug, or AED, use, maternal characteristics and pregnancy outcomes were collected through computer-assisted phone interviews at enrollment, at 7 months’ gestation, and postpartum. Maternal clinical history and any malformation identified in the infant were confirmed by medical records. The risk of MCMs among infants exposed to specific AEDs, including topiramate, in monotherapy during the first trimester was compared with that among infants exposed to lamotrigine, the most commonly reported AED in the Registry. The risk ratio (RR) and 95% confidence interval (CI) were estimated with logistic regression.

The risk of MCMs was 9.5% (30/317) for valproate, 5.6% (11/197) for phenobarbital, 3.4% (11/321) for topiramate, 3.0% (12/407) for phenytoin, 2.9% (29/1012) for carbamazepine, 2.1% (8/378) for levetiracetam, and 1.9% (28/1441) for lamotrigine exposed pregnancies. Compared to lamotrigine, the RR was 5.3 (95% CI 3.1—9.0) for valproate, 3.0 (1.5—6.1) for phenobarbital, and 1.8 (0.9 to 3.6) for topiramate. Valproate was associated with a higher risk of neural tube defects, hypospadias, cardiac defects, and oral clefts; phenobarbital with a higher risk of cardiac defects and oral clefts; and 4 infants exposed to topiramate (1.2%) had oral clefts.

Topiramate is one of the components in QNEXA.  The FDA has asked us to provide information about the teratogenicity potential of topiramate and we are completing the FORTRESS study to address this question from the FDA.  While the data presented on topiramate from the abstracts above is informative, we are unable to determine the impact, if any, on the approvability of QNEXA.

The Offering

Common stock we are offering	6,889,098 shares
Common stock to be outstanding after this offering	88,860,184 shares
Use of proceeds

We intend to use the net proceeds from this public offering to fund our product development efforts, including studies necessary to support the resubmission of the New Drug Application for Qnexa, manufacturing activities, clinical trials, retrospective studies and support for the applications for approval in the United States and the European Union for our proprietary product candidates and investment in select pre-commercial and commercial activities, and for general corporate purposes, including working capital. We may also use a portion of the net proceeds from this public offering to acquire or invest in complementary businesses, technologies, investigational drug candidates or other intellectual property, although we have no present commitments or agreements to do so. See “Use of Proceeds” on page S-6.

Risk Factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” on page S-5.
NASDAQ Global Select Market symbol	VVUS

The number of shares of our common stock to be outstanding immediately after this offering is based on 81,971,086 shares outstanding as of June 30, 2011 and excludes:

•                  8,769,511 shares of our common stock issuable upon the exercise of options outstanding as of June 30, 2011, having a weighted-average exercise price of approximately $6.19 per share; and

•                  an aggregate of 7,282,044 shares of common stock reserved for future issuance under our 2010 Equity Incentive Plan and 648,450 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan.

To the extent that outstanding options are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

Risk Factors

Investing in our common stock involves significant risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2010 as well as our subsequent Quarterly Reports on Form 10-Q, each of which is incorporated by reference into this prospectus supplement, as well as other information we have provided or incorporated by reference in the accompanying prospectus, before deciding to invest in shares of our common stock. Each of the referenced risks and uncertainties could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. Additional risks not known to us or that we believe are immaterial may also adversely affect our business, operating results and financial condition and the value of an investment in our common stock.

Forward-Looking Statements

This prospectus supplement, the accompanying prospectus, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “might,” “predict,” “should,” “will” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements for purposes of these provisions, including without limitation statements relating to:

•                  the development of our investigational drug candidates;

•                  the success and timing of our preclinical and clinical trials, retrospective studies and the commencement of future clinical trials;

•                  the submission, timing and results of applications for regulatory approvals;

•                  the establishment and development of collaborative partnerships;

•                  our ability to identify new potential product candidates;

•                  our ability to demonstrate through clinical testing the safety and effectiveness of our investigational drug candidates;

•                  our ability to build our commercial infrastructure;

•                  our ability to achieve commercial acceptance of our investigational drug candidates if approved for commercial sale;

•                  our ability to scale-up our manufacturing capabilities and facilities;

•                  the use of proceeds from any offering;

•                  our projected financial and operating results;

•                  our projected capital expenditures; and

•                  our liquidity.

Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks, uncertainties and other important factors. We discuss many of these risks, uncertainties and other important factors in greater detail under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus, in the documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering.

Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus supplement or the accompanying prospectus or the date of documents incorporated by reference in this prospectus supplement that include forward-looking statements.

Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our common stock, you should carefully consider the risk factors discussed herein or incorporated by reference, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering.

Use of Proceeds

We estimate that the net proceeds from the sale of the 6,889,098 shares of common stock that we are offering will be approximately $45.3 million, based on the public offering price of $6.65 per share.

We intend to use the net proceeds from this public offering to fund our product development efforts, including studies necessary to support the resubmission of the New Drug Application for Qnexa, manufacturing activities, clinical trials, retrospective studies and support for the applications for approval in the United States and the European Union for our proprietary product candidates and investment in select pre-commercial and commercial activities, and for general corporate purposes, including working capital. We may also use a portion of the net proceeds from this public offering to acquire or invest in complementary businesses, technologies, investigational drug candidates or other intellectual property, although we have no present commitments or agreements to do so.

The amounts and timing of these expenditures will depend on a number of factors, such as the timing and progress of our research and development efforts, technological advances and the competitive environment for our product candidates. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, we will retain broad discretion over the use of these proceeds. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short and long-term interest bearing instruments.

Dilution

Our net tangible book value as of June 30, 2011 was approximately $112.0 million, or $1.37 per share based on 81,971,086 shares of our common stock outstanding. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of June 30, 2011. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this public offering and the net tangible book value per share of our common stock immediately after this public offering.

After giving effect to the sale of 6,889,098 shares of our common stock in this public offering at the public offering price of $6.65 per share, our as adjusted net tangible book value as of June 30, 2011 would have been approximately $157.3 million, or $1.77 per share. This represents an immediate increase in net tangible book value of $0.40 per share to existing stockholders and immediate dilution in net tangible book value of $4.88 per share to new investors purchasing our common stock in this public offering. The following table illustrates this dilution on a per share basis:

Public offering price per share		$6.65
Net tangible book value per share as of June 30, 2011	$1.37
Increase per share attributable to new investors	$0.40
As adjusted net tangible book value per share after this public offering		$1.77
Dilution per share to new investors		$4.88

The above discussion and table are based on 81,971,086 shares outstanding as of June 30, 2011 and exclude:

•                  8,769,511 shares of our common stock issuable upon the exercise of options outstanding as of June 30, 2011, having a weighted-average exercise price of approximately $6.19 per share; and

•                  an aggregate of 7,282,044 shares of common stock reserved for future issuance under our 2010 Equity Incentive Plan and 648,450 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan.

To the extent that outstanding options are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

Description of the Securities We Are Offering

The shares of common stock being offered in this offering will be issued pursuant to a subscription agreement.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Capital Stock” beginning on page 4 of the accompanying prospectus.

Plan of Distribution

We entered into subscription agreements directly with the investors in connection with this offering.  Subject to the terms and conditions of the subscription agreements, the investors agreed to purchase, and we agreed to sell, an aggregate of 6,889,098 shares of our common stock, as provided on the cover of this prospectus supplement.  Trout Group LLC provides investor relations services to us, and its affiliate Trout Capital LLC provided financial advisory services to us in connection with this offering for which it will receive one percent (1%) of the gross proceeds of this offering as compensation for such services.

The shares of common stock sold in this offering will be listed on the NASDAQ Global Select Market.  The shares of common stock will be delivered only in book-entry form through The Depository Trust Company, New York, New York on or about August 24, 2011.

The expenses directly related to this offering are estimated to be approximately $562,000 and will be paid by us.  Expenses of the offering include our advisory, legal and accounting fees, printing expenses, transfer agent fees, NASDAQ Global Select Market listing fees and miscellaneous fees.

Legal Matters

The validity of the securities being offered will be passed upon for us by Hogan Lovells US LLP, Palo Alto, California.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of Odenberg, Ullakko, Muranishi & Co. LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933, as amended, on September 16, 2009, and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We maintain a website at http://www.vivus.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement or the accompanying prospectus.

Information Incorporated By Reference

The SEC allows us to “incorporate by reference” information from other documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information contained in this prospectus supplement and the accompanying prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus supplement and the accompanying prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such form that are related to such items) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the prospectus supplement and before the sale of all the securities covered by this prospectus supplement:

•                  our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 1, 2011;

•                  the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2010 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 29, 2011;

•                  our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 filed with the SEC on May 6, 2011 and for the quarterly period ended June 30, 2011 filed with the SEC on August 4, 2011;

•                  our Current Reports on Form 8-K filed with the SEC on January 10, 2011, January 21, 2011, January 26, 2011, February 28, 2011, March 4, 2011, April 4, 2011, April 11, 2011, May 2, 2011, May 6, 2011, May 17, 2011, May 24, 2011, May 25, 2011, May 27, 2011, June 17, 2011, June 20, 2011, June 27, 2011, June 28, 2011, June 30, 2011, July 20, 2011, July 29, 2011, August 1, 2011, August 4, 2011, August 5, 2011 and August 23, 2011 (other than the portions of these reports furnished but not filed pursuant to SEC rules and the exhibits filed on such form that relate to such portions); and

•                  the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on April 7, 1994, including any amendments or reports filed for the purpose of updating such description.

Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus.

We will provide to each person who so requests, including any beneficial owner to whom a prospectus is delivered, a copy of any and all of the documents incorporated by reference (including exhibits to these documents). You may request a copy of these filings, at no cost, by telephoning (650) 934-5200 or writing us at:

Office of the Chief Financial Officer

VIVUS, Inc.

1172 Castro Street

Mountain View, CA 94040

Prospectus

VIVUS, Inc.

Common Stock

From time to time, we may offer and sell shares of common stock in amounts, at prices and on terms described in one or more supplements to this prospectus.

This prospectus describes some of the general terms that may apply to an offering of our common stock. The specific terms and any other information relating to a specific offering will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference into this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with a specific offering. You should read this prospectus, the applicable prospectus supplement and any related free writing prospectuses that we have authorized for use in connection with a specific offering, as well as any documents incorporated by reference in this prospectus and the applicable prospectus supplement, carefully before you invest.

We may offer and sell shares of common stock to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution. The net proceeds we expect to receive from sales by us will be set forth in the applicable prospectus supplement.

Our common stock is listed on The NASDAQ Global Market under the trading symbol “VVUS.” On September 15, 2009, the last reported sale price of our common stock was $11.23 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and in any related free writing prospectuses that we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 16, 2009

About this prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process. By using a shelf registration statement, we may offer and sell from time to time in one or more offerings the common stock described in this prospectus. No limit exists on the aggregate number of shares of common stock we may sell pursuant to the registration statement.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses that we have authorized for use in connection with a specific offering. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, in any applicable prospectus supplement or in any related free writing prospectus, is accurate as of any date other than its date regardless of the time of delivery of the prospectus, prospectus supplement or related free writing prospectus, or any sale of the common stock. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement.

This prospectus supplement contains references to a number of our trademarks that are registered or are subject to pending applications or to which we have common law rights. These include, but are not limited to, the following: VIVUS®, Qnexa™, Luramist™, Evamist™, MDTS® and MUSE®. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement or the accompany prospectus belongs to its holder.

We urge you to read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectus that we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information,” before deciding whether to invest in any of the common stock being offered.

References in this prospectus to “VIVUS,” “we,” “us” and “our” refer to VIVUS, Inc., a Delaware corporation. Our principal executive offices are located at 1172 Castro Street, Mountain View, California and our telephone number is (650) 934-5200. Our web site address is www.vivus.com. The information contained in, or that can be accessed through, our web site is not part of, and is not incorporated by reference in, this prospectus.

Risk factors

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors identified in any applicable prospectus supplement and in any related free writing prospectuses that we have authorized for use in connection with a specific offering, as well as in our most recent annual and quarterly filings with the SEC, in addition to the other information contained in this prospectus, any applicable prospectus supplement, the documents incorporated by reference herein or therein, and in any free writing prospectuses that we have authorized for use in connection with a specific offering, before deciding whether to purchase any of our common stock. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock, and you may lose all or part of your investment.

Forward-looking statements

This prospectus and the documents incorporated by reference contain forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Discussions containing these forward-looking statements may be found, among other places, in “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Forward-looking statements include, but are not limited to, statements about:

•                  the development of our product candidates;

•                  the success and timing of our preclinical studies and clinical trials, and the commencement of future clinical trials;

•                  the submission and timing of applications for regulatory approvals;

•                  the establishment and development of collaborative partnerships;

•                  our ability to identify new potential product candidates;

•                  our ability to demonstrate through clinical testing the safety and effectiveness of our clinical investigational drug candidates;

•                  our ability to build our commercial infrastructure;

•                  our ability to achieve commercial acceptance of our product candidates if approved for commercial sale;

•                  our ability to scale-up our manufacturing capabilities and facilities;

•                  the use of proceeds from any offering;

•                  our projected financial and operating results;

•                  our projected capital expenditures; and

•                  our liquidity.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. We discuss many of these risks, uncertainties and other factors in greater detail under the heading “Risk Factors” contained in the applicable prospectus supplement, in any related free writing prospectuses that we have authorized for use in connection with a specific offering, and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectuses that we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information,” completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons that actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Use of proceeds

Except as described in any prospectus supplement or in any related free writing prospectus that we have authorized for use in connection with a specific offering, we anticipate using the net proceeds to us from the sale of our common stock to fund our research and development efforts, including manufacturing activities and clinical trials for our proprietary product candidates and investment in select pre-commercial and commercial activities, and for general corporate purposes, including working capital. Although we currently have no commitments or agreements to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, our management will have broad discretion as to the allocation of the net proceeds received in any offering and may use these proceeds for that purpose in the future. Pending use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

Description of common stock

Our certificate of incorporation authorizes us to issue up to 200,000,000 shares of common stock, $0.001 par value. As of September 11, 2009, there were 70,124,078 shares of common stock issued and outstanding. We may issue shares of our common stock from time to time in one or more offerings. We will set forth in the applicable prospectus supplement a description of the terms of the offering of common stock, including the offering price, the net proceeds to us, and other offering material relating to such offering.

The holders of shares of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. Common stock holders are entitled to receive dividends declared by the board of directors out of funds legally available for the payment of dividends, subject to the rights, if any, of preferred stock holders. We have never paid a dividend and we do not anticipate paying a dividend in the foreseeable future. Upon any liquidation, dissolution or winding up of our business, the holders of common stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of shares of preferred stock then outstanding. The holders of common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and nonassessable.

Anti-takeover effects of Delaware law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•                  prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

•                  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

•                  by persons who are directors and also officers, and

•                  by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

•                  at or subsequent to such time, the business combination is approved by the board of directors and is authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include:

•                  any merger or consolidation involving the corporation and the interested stockholder;

•                  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•                  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•                  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder, or

•                  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person who or which beneficially owns (or within three years did own) 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Computershare Investor Services, 2 N. LaSalle Street, Chicago, Illinois 60602.

NASDAQ Global Market listing

Our common stock is listed on The NASDAQ Global Market under the symbol “VVUS.”

Validity of common stock

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, and for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement. John Slebir, an attorney at Wilson Sonsini Goodrich & Rosati, Professional Corporation, also serves as our General Counsel.

Experts

The financial statements and management’s assessment of the effectiveness of our internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of Odenberg, Ullakko, Muranishi & Co. LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended. As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of an offering of our common stock, you should refer to the complete registration statement on Form S-3 that may be obtained from the location described below. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including VIVUS, Inc. The SEC’s Internet site can be found at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement. We incorporate by reference the following information or documents that we have filed with the SEC:

•             our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 11, 2009;

•             the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2008 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 30, 2009;

•             our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009 filed with the SEC on May 11, 2009 and July 31, 2009, respectively;

•             our Current Reports on Form 8-K filed with the SEC on January 7, 2009, January 13, 2009, January 29, 2009, February 3, 2009, February 11, 2009, March 9, 2009, March 11, 2009, March 19, 2009, April 9, 2009, May 11, 2009, July 15, 2009, August 11, 2009, August 17, 2009, September 3, 2009, September 8, 2009, September 9, 2009 and September 14, 2009 (other than the portions of these reports furnished but not filed pursuant to SEC rules and the exhibits filed on such form that relate to such portions); and

•             the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on April 7, 1994, including any amendments or reports filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 thereof and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person who so requests, including any beneficial owner to whom a prospectus is delivered, a copy of any and all of the documents incorporated by reference (including exhibits to these documents). You may request a copy of these filings, at no cost, by telephoning (650) 934-5200 or writing us at:

Office of the Chief Financial Officer

VIVUS, Inc.

1172 Castro Street

Mountain View, CA 94040

6,889,098 shares

VIVUS, Inc.

Common stock

Prospectus Supplement

August 23, 2011